Exhibit 10.9

LEASE AGREEMENT

BETWEEN

SL 4000 CONNECTICUT LLC

(“LANDLORD”)

AND

INTELSAT GLOBAL SERVICE LLC

(“TENANT”)

*  *  *

3400 INTERNATIONAL DRIVE, NW

(ALSO KNOWN AS 4000 CONNECTICUT AVENUE, NW)

WASHINGTON, DC 20008

EFFECTIVE DATE: OCTOBER 5, 2012

TABLE OF CONTENTS

1.	DEMISED PREMISES	1
2.	TERM	1
3.	USE	1
4.	RENT	2
5.	OPTION TO RENEW	2
6.	PARKING	3
7.	CONDITION OF PREMISES	4
8.	MAINTENANCE	4
9.	ALTERATIONS	5
10.	ENVIRONMENTAL	6
11.	TERMINATION RIGHT	7
12.	RESPONSIBILITY FOR DAMAGE TO DEMISED PREMISES	8
13.	LIABILITY OF LANDLORD	8
14.	SIGNS AND FURNISHINGS	9
15.	SERVICES AND UTILITIES	9
16.	ENTRY FOR HOUSEKEEPING, REPAIRS AND INSPECTIONS	11
17.	TENANT’S EQUIPMENT	11
18.	INDEMNITY AND INSURANCE	11
19.	FIRE AND OTHER CASUALTY DAMAGE TO DEMISED PREMISES	13
20.	DEFAULT OF TENANT	13
21.	WAIVER	16
22.	ATTORNMENT	16
23.	CONDEMNATION	17
24.	RIGHT OF LANDLORD TO CURE TENANT’S DEFAULT; LATE PAYMENTS	18
25.	NO PARTNERSHIP	18
26.	NO REPRESENTATIONS BY LANDLORD	19
27.	BROKERS	19
28.	NOTICES	19
29.	ESTOPPEL CERTIFICATES	20
30.	COVENANTS OF LANDLORD	21
31.	SURRENDER OF DEMISED PREMISES	21
32.	HOLDING OVER	22
33.	UNDERLYING LEASE	22
34.	ASSIGNMENT AND SUBLETTING	22
35.	CONSENTS, COMPLIANCE WITH EXECUTIVE ORDER, ETC	24
36.	GENDER/HEADINGS	24
37.	BENEFIT AND BURDEN	24
38.	GOVERNING LAW	24
39.	WAIVER OF TRIAL BY JURY	25
40.	CERTIFICATION OF THE PARTIES	25
41.	ASSIGNMENT	25

42.	ENTIRE AGREEMENT	25
43.	FORCE MAJEURE	25
44.	PROHIBITION AGAINST RECORDING	26
45.	EXCULPATION	25
46.	CONFERENCE CENTER	25
47.	SECURITY DEPOSIT	25

LIST OF EXHIBITS

EXHIBIT A:	Demised Premises

EXHIBIT B:	Additional Landlord Services and Maintenance Obligations

EXHIBIT C:	Non-Renewal Premises

EXHIBIT D:	Parking Rights

EXHIBIT E-1:	Data Room

EXHIBIT E-2:	Control Center

EXHIBIT E-3:	Network Operations Center

EXHIBIT F:	Form of Letter of Credit

EXHIBIT G:	BAS Contracts

LEASE AGREEMENT

THIS LEASE AGREEMENT is made and entered into this October 5, 2012 (this “Lease”), by and between SL 4000 Connecticut LLC, a Delaware limited liability company (“Landlord”) and Intelsat Global Service LLC, a Delaware limited liability company (“Tenant”).

In consideration of the agreements hereinafter set forth, the parties hereto mutually agree as follows:

1.	DEMISED PREMISES

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the rentable area of the Building (hereinafter defined) depicted on Exhibit A attached hereto (the “Demised Premises”). Landlord and Tenant acknowledge that the rentable area of the Demised Premises is 350,237 rentable square feet and in no event shall either party have the right to remeasure the rentable area of the Demised Premises. As used herein, the term “Building” shall mean the building located at 4000 Connecticut Avenue, NW (also known as 3400 International Drive, NW), Washington, DC 20008. Landlord grants Tenant the non-exclusive right, together with other occupants of the Building and their agents, employees and invitees, to use the common areas of the Building, and Landlord shall maintain such common areas in accordance with the terms of this Lease, including, without limitation, Exhibit B attached hereto.

2.	TERM

The “Lease Commencement Date” shall be the first date set forth above, which shall be the date Landlord acquires all of Tenant’s right, title and interest in and to the Building. The term of this Lease (the “Term”) shall be for a period beginning on the Lease Commencement Date and shall expire on April 30, 2014 (the “Scheduled Lease Expiration Date”), unless such Term is extended or earlier terminated in accordance with the terms hereof. The “Term” shall also include any renewal or extension of the Term, if applicable.

3.	USE

Tenant shall use and occupy the Demised Premises solely for its business purposes as currently conducted (the “Permitted Use”). Tenant will not knowingly use or occupy the Demised Premises for any unlawful, disorderly, or hazardous purpose, or in any manner that constitutes waste, nuisance or unreasonable annoyance to Landlord or any tenant of the Building. Tenant shall comply, at its expense, in all material respects, with all applicable present and future laws, ordinances, regulations and orders of all governmental authorities having jurisdiction over the Demised Premises; provided, however, in no event shall Landlord or Tenant have any obligation to make any changes, upgrades or other improvements to the Demised Premises in order to comply with any present or future laws, ordinances, regulations or orders of any governmental authorities having jurisdiction over the Demised Premises, subject to Section 18 of this Lease. Use of the Demised Premises is subject to all covenants, conditions and restrictions of record, provided that Landlord shall not voluntarily impose any future covenants, conditions or restrictions of record that will prohibit Tenant’s use of the Demised Premises for the Permitted Use. As used herein, “International Center” shall have the same meaning ascribed to it in the Underlying Lease (hereinafter defined).

4.	RENT

A. Beginning on the Lease Commencement Date, Tenant covenants and agrees to pay as “Base Rent” for the Premises the following amounts set forth in this Section 4 and as otherwise provided in this Lease. “Additional Rent” shall mean such costs, expenses, charges and other payments to be made by (or on behalf of) Tenant to Landlord (or to a third party if required under this Lease) pursuant to the terms of this Lease, whether or not the same be designated as such. “Rent” or “rent” shall mean all Base Rent and Additional Rent due hereunder.

B. Commencing on the Lease Commencement Date and thereafter during the Term Year, Tenant shall pay the annual Base Rent in the amount of Nine Million and 00/100 Dollars ($9,000,000.00) (the “Annual Base Rent”), subject to the provisions of this Lease. Annual Base Rent shall be payable in equal monthly installments in the amount of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) (the “Monthly Base Rent”), in advance, without set off, deduction or demand, on the first (1st) day of each calendar month during the Term. The first (1st) monthly installment of Monthly Base Rent shall be due and payable by Tenant upon the Lease Commencement Date (including any Monthly Base Rent due for the partial month in which the Lease Commencement Date occurs, if applicable). If the Lease Commencement Date shall be a day other than the first day of a calendar month, the Monthly Base Rent for such partial month shall be the prorated amount of the Monthly Base Rent, which proration shall be based upon the actual number of days of such partial month. All payments of Monthly Base Rent shall be wired to the Landlord’s account, in accordance with wiring instructions provided by Landlord. Annual Base Rent and Monthly Base Rent for the Renewal Period (hereinafter defined) shall be determined in accordance with Section 5 below.

C. In no event shall Tenant have any obligation to reimburse Landlord for any operating expenses or real estate taxes (including, without limitation, the taxes imposed pursuant to District of Columbia Code § 47-1005.01, which is commonly referred to as the District of Columbia Possessory Interest Tax) that are incurred by Landlord during the Term, except as otherwise expressly set forth in this Lease.

5.	OPTION TO RENEW

A. Provided that there does not then exist an outstanding, uncured monetary or material non-monetary Event of Default (as hereinafter defined), Tenant shall have and is hereby granted one option to renew or extend (the “Renewal Option”) the Term for the Renewal Period (hereinafter defined). Subject to the provisions of this Section 5, the Renewal Option shall be exercisable by Tenant giving irrevocable written notice (the “Renewal Notice”) to Landlord of the exercise of such Renewal Option at least four (4) months prior to the expiration of the Term; provided, however, that the Renewal Notice shall be delivered not less than six (6) months prior to the expiration of the Term if Tenant elects a Renewal Period of seven (7) months or longer, time being of the essence with respect to Tenant’s delivery of the Renewal Notice. The Renewal Notice shall specify the length of the Renewal Period (not less than three (3) months and not to exceed twelve (12) months), which notice shall include the date of surrender of the Demised Premises (the “Renewal Period”).

B. Except as otherwise set forth in Section 5.C. below, all terms and conditions of this Lease shall remain in full force and effect during the Renewal Period; provided, however, during the Renewal Period, Tenant shall pay Annual Base Rent in the amount of Ten Million Five Hundred Thousand and 00/100 Dollars ($10,500,000.00) (the “Annual Base Rent”). Annual Base Rent shall be payable in equal monthly installments in the amount of Eight Hundred Seventy Five Thousand and 00/100 Dollars ($875,000.00) (the “Monthly Base Rent”), and otherwise in accordance with Section 4 of this Lease.

C. Notwithstanding anything to the contrary contained in this Lease, if Tenant exercises the Renewal Option in accordance with the provisions of this Section 5, Tenant shall surrender to Landlord approximately 40,000 rentable square feet of the Demised Premises, the location of which shall be approximately the area depicted on Exhibit C attached hereto (the “Non-Renewal Premises”), on or before the Scheduled Lease Expiration Date. The Non-Renewal Premises shall be specified in the Renewal Notice and shall be subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed. From and after the Scheduled Lease Expiration Date, Landlord and Tenant shall each be released from any obligations or liabilities arising under this Lease with respect to the Non-Renewal Premises, excepting those provisions that would naturally survive the expiration or earlier termination of this Lease. The costs of segregating the Non-Renewal Premises and the remaining Demised Premises shall be paid one-half (1/2) by Landlord and one-half (1/2) by Tenant.

6.	PARKING

A. During the Term, Landlord shall provide to Tenant for use by Tenant’s employees and invitees the parking spaces described in Exhibit D attached hereto, at no additional charge to Tenant. Notwithstanding the foregoing, during the Renewal Period, the number of spaces allocated to Tenant shall be proportionately reduced to reflect the return of the Non-Renewal Premises.

B. Tenant agrees that it and its employees shall observe reasonable safety precautions in the use of the parking garage, and shall at all times abide by all rules and regulations reasonably promulgated by Landlord or the parking operator governing the use of the parking garage. Landlord reserves the right to establish rates and fees for the use of such parking areas for visitors and to establish and modify or amend reasonable rules and regulations governing the use of such parking areas. Landlord shall have the right to revoke a user’s parking privileges in the event such user fails after two or more warnings to abide by the rules and regulations governing the use of such parking areas. Tenant shall be prohibited from using such parking areas for purposes other than for parking registered vehicles. The storage or repair of vehicles in such parking areas shall be prohibited.

C. Landlord reserves the right to institute a valet parking system or a magnetic card access system or any other parking or permit system Landlord deems reasonably appropriate.

D. Notwithstanding any other provision of this Lease, Landlord shall not be liable for any damage or loss to any automobile (or property therein) parked in, on or about such parking areas, or for any injury sustained by any person in, on or about such areas, except to the extent caused by Landlord’s negligence or intentional misconduct.

7.	CONDITION OF PREMISES

Landlord shall deliver the Demised Premises to Tenant in its “as is” condition. Landlord is under no obligation to make any improvements of any nature to the Demised Premises. Tenant acknowledges that it is completely familiar with the Demised Premises and legally permissible uses thereon. Accordingly, Tenant accepts possession of the Demised Premises in its “as is” condition as of the Lease Commencement Date. Landlord makes no warranty or representation, express or implied, with respect to the Demised Premises, either as to its fitness for use, its design or condition, or any particular use or purpose to which the Demised Premises may be fit, or otherwise, or as to the quality of the material or workmanship therein, or the existence of any defects, latent or patent, it being agreed that all such risks are borne by Tenant.

8.	MAINTENANCE

A. Subject to Section 8.B below, Tenant shall keep the Demised Premises and the fixtures and equipment therein in clean, safe and good operating condition, ordinary wear and tear excepted, and shall at its sole cost and expense, promptly make all repairs and perform all maintenance, in and to the Demised Premises that are necessary to keep the Demised Premises in good order and repair and in a safe and rentable condition, ordinary wear and tear excepted, but Tenant shall not be responsible for maintenance items expressly assumed by Landlord under the terms of this Lease or maintaining the Demised Premises in a manner that is inconsistent with Tenant’s maintenance standards for the Demised Premises prior to the Effective Date. In no event shall Landlord or Tenant have any obligation to make any changes, upgrades or other improvements to the Demised Premises in order to comply with any present or future laws, ordinances, regulations or orders of any governmental authorities having jurisdiction over the Demised Premises, subject to Section 18 of this Lease. In the event Tenant fails to maintain the Demised Premises in good order, condition and repair, ordinary wear and tear excepted, Landlord may (but shall not be obligated to) give Tenant notice to do such acts as are reasonably required to so maintain the Demised Premises. In the event that after such notice Tenant shall fail to promptly commence such work and diligently prosecute it to completion, then Landlord shall have the right to do such acts and expend such funds at the expense of Tenant as are reasonably required to perform such work. Any amount so reasonably expended by Landlord shall be paid by Tenant, as Additional Rent, promptly after demand with interest at the Default Interest Rate defined in Section 24 of this Lease. Landlord shall have no liability to Tenant for any damage, inconvenience, or interference with respect to Tenant’s use of the Demised Premises as a result of performing any such work, unless caused by the negligence or willful misconduct of Landlord, its employees, agents or contractors. Maintenance and repair of special tenant areas, facilities, kitchen/galley/coffee equipment, air-conditioning equipment servicing the Demised Premises only and all other furniture, finishes and equipment of Tenant and any Alterations (hereinafter defined) made by Tenant shall be the sole responsibility of Tenant. In the event that Tenant requests that Landlord and/or its agents perform such work and Landlord agrees to do so, Tenant shall reimburse Landlord promptly for the actual cost of the same.

B. Landlord shall repair and maintain (and replace as necessary, subject to the terms of this Lease) the following in good order, condition and repair in a manner that is comparable to the Building’s current condition: (a) the base Building systems serving the Demised Premises; (b) the common areas of the Building (including but not limited to the parking garage); (c) the foundations, and (d) exterior walls and roof of the Building. In addition, Landlord shall comply with the operational and maintenance standards and services set forth on Exhibit B attached hereto.

9.	ALTERATIONS

Tenant will not make or permit anyone to make any alterations, additions or improvements, structural or otherwise (hereinafter referred to as “Alterations”), in or to the Demised Premises or the Building, without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole and absolute discretion. Notwithstanding the foregoing, provided that no Event of Default by Tenant exists beyond any applicable notice and cure period, Landlord shall not unreasonably withhold its consent to any non-structural Alteration which Tenant may desire to make to the Demised Premises; provided, however, that Landlord shall retain sole and absolute discretion to withhold its consent to any Alteration, whether structural or non-structural, which will, in the reasonable opinion of Landlord, exceed the capacity of, hinder the effectiveness of, interfere with, or be connected to the electrical, mechanical, heating, ventilating, air conditioning, or plumbing systems of the Demised Premises or the Building or be visible from the exterior of the Demised Premises, or which would result in a violation of any governmental regulation or the Underlying Lease. Notwithstanding anything to the contrary contained in this Lease, Tenant shall be permitted to conduct any Alterations Tenant reasonably deems necessary in connection with surrendering a portion of the Demised Premises pursuant to Sections 5 and 11 of this Lease, without the prior written consent of Landlord. Any Alteration which Landlord permits Tenant to make shall be made: (a) in a good, workmanlike, first-class and prompt manner; (b) using new (or like-new), building standard materials only; (c) by a contractor and in accordance with plans and specifications reasonably approved in writing by Landlord; (d) in accordance with legal requirements (including, without limitation, the obtaining of all necessary permits and licenses) and requirements of any insurance company insuring the Building; (e) after obtaining a workmen’s compensation insurance policy meeting the requirements of this Lease; (f) promptly after completion of such Alteration, delivering to Landlord written, unconditional waivers of mechanics’ and materialmen’s liens against the Demised Premises, Building and the land on which the Building is situated (the “Land”) from all proposed contractors, subcontractors, laborers and material suppliers for all work and materials in connection with such Alteration; and (g) in compliance with such other reasonable requirements as Landlord might impose. All Alterations made or permitted to be made by Tenant shall be at Tenant’s sole cost and expense. If any mechanic’s lien is filed against the Demised Premises, the Building, and/or the Land, for work or materials done for, or furnished to, Tenant (other than for work or materials supplied by Landlord), such mechanic’s lien shall be discharged by Tenant within twenty (20) days thereafter, at Tenant’s sole cost and expense, by the payment thereof or by the filing of any bond required by law. If Tenant shall fail to discharge any such mechanic’s lien, Landlord may, at its option, discharge the same and treat the cost thereof as Additional Rent hereunder, payable with the installment of Monthly Base Rent next becoming due. Landlord’s consent to the making of an Alteration shall not be deemed to constitute Landlord’s consent to subject its interest in the Demised Premises, Building or the Land to liens which may be filed in connection therewith. Tenant will indemnify and hold Landlord harmless from and against any and all actual expenses, liens, claims, or damages to person or property which may or might arise by reason of the making of any Alterations. If any Alteration is made without the prior written consent of Landlord, Landlord may correct or remove same, and Tenant shall be liable for all actual costs and expenses so incurred by Landlord.

10.	ENVIRONMENTAL

Neither Tenant nor any invitee, agent, employee, subtenant, assignee, contractor, client, family member, licensee, customer or guest of Tenant (collectively “Invitee”) shall (either with or without negligence) generate, use, store, or cause or permit the escape, disposal or release of any Hazardous Materials (hereinafter defined) in or about the Building or the Land or the International Center. Notwithstanding the foregoing, Tenant may bring such materials or substances into the Demised Premises that Tenant customarily uses in connection with the Permitted Use, provided that such materials do not violate any governmental laws, rules or regulations. “Hazardous Materials” shall mean (a) those substances included within the definitions of “hazardous substance,” “hazardous material,” “toxic substance,” or “solid waste” in the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.) (“CERCLA”), as amended by Superfund Amendments and Reauthorization Act of 1986 (“SARA”), (b) the Resource Conservation and Recovery Act of 1976 (“RCRA”), (c) the Solid Waste Disposal Act and the Hazardous Materials Transportation Act, (d) the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., (e) the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (f) the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., (g) the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 1101 et seq., (h) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. and in the regulations promulgated pursuant to said laws, all as amended; (i) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); (j) any material, waste or substance which is (A) petroleum; (B) asbestos; (C) polychlorinated biphenyl; (D) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. §1251 et seq. (33 U.S.C. §1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. §1317); (E) flammables or explosives; or (F) radioactive materials, and (G) any substance whose presence in Landlord’s reasonable judgment could be detrimental to the Building or the Land or the International Center or hazardous to health or the environment. If any lender or governmental agency requires testing of the Demised Premises during the Term to ascertain whether or not there has been any release of Hazardous Materials, and it is determined that Tenant is in violation of this Section 10, then the actual costs thereof shall be reimbursed by Tenant to Landlord within thirty (30) days of demand therefor as Additional Rent. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s reasonable request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials in the Demised Premises. In all events, Tenant shall indemnify Landlord and its lenders in the manner elsewhere provided in this Lease from any release of Hazardous Materials in the Demised Premises occurring while Tenant is in possession of the Demised Premises, or elsewhere if caused by Tenant or persons acting under Tenant. These covenants shall survive the expiration or earlier termination of the Term.

11.	TERMINATION RIGHT

A. Provided that there does not then exist an outstanding, uncured monetary or material non-monetary Event of Default, at any time after the earlier to occur of (a) the date which is five hundred forty (540) days following the Lease Commencement Date, or (b) April 30, 2014, Tenant shall have the right to terminate this Lease upon sixty (60) days prior written notice to Landlord. In addition, at any time and from time to time during the Term, Tenant shall have the right to terminate this Lease with respect to any Demised Premises Component (hereinafter defined) upon thirty (30) days prior written notice to Landlord with respect to such Demised Premises Component. As used herein, the term “Demised Premises Component” shall mean any of the following portions of the Demised Premises: (i) the data room, containing approximately 7,895 rentable square feet depicted on Exhibit E-1 attached hereto (the “Data Room”); (ii) the control center facility and support space, containing approximately 46,493 rentable square feet depicted on Exhibit E-2 attached hereto (the “Control Center”), (iii) the network operations center, containing approximately 10,994 rentable square feet depicted on Exhibit E-3 attached hereto (the “Network Operations Center”), and (iv) up to 20,000 contiguous rentable square feet of the office portion of the Demised Premises (i.e. the remaining area of the Demised Premises, other than the Data Room, the Control Center and the Network Operations Center). In the event Tenant terminates this Lease with respect to a Demised Premises Component, Tenant shall be entitled to a pro rata reduction of the Monthly Base Rent (based on the rentable area of the Demised Premises Component). In the event of a termination of this Lease with respect to a Demised Premises Component, the costs of segregating the Demised Premises Component and the remaining Demised Premises shall be the sole responsibility of Tenant.

B. Upon any termination of this Lease pursuant to this Section 11, neither party shall have any further obligations under the Lease with respect to the portion of the Demised Premises that has been terminated, excepting those provisions which would naturally survive the expiration or earlier termination of this Lease, from and after the effective date of such termination. Nothing contained in this Section 11 shall be deemed to waive any claims that Landlord may have against Tenant for obligations accruing under the Lease prior to the effective date of any such termination.

12.	RESPONSIBILITY FOR DAMAGE TO DEMISED PREMISES

All injury or damage to the Demised Premises or the Building caused by the act or omission of Tenant or any Invitee, shall be repaired promptly by Tenant at Tenant’s sole cost and expense, and in no event shall Landlord be liable for any such injury or damage caused by the act or omission of Tenant or any Invitee, except as otherwise set forth in Sections 18.C and 20 of this Lease. If Tenant shall fail to so repair, Landlord shall have the right to make such repairs or replacements and any reasonable cost or expense so incurred by Landlord shall be paid by Tenant, in which event such reasonable cost and expense shall become Additional Rent due and payable with the installment of Monthly Base Rent next becoming due under the terms of this Lease. All injury or damage to the Demised Premises or the Building caused by the act or omission of Landlord, or any of its agents, employees, contractors or invitees, shall be the responsibility of Landlord and shall be repaired with due diligence and as soon as practicable, at Landlord’s sole cost and expense, and in no event shall Tenant be liable for any such injury or damage caused by the act or omission of Landlord or any of its agents, employees, contractors or invitees, except as otherwise set forth in Section 18.C. In no event shall Landlord be required to repair or restore any Alteration made by Tenant.

13.	LIABILITY OF LANDLORD

A. All personal property of Tenant and its Invitees in or about the Demised Premises shall be and remain at their sole risk. Landlord shall not be liable for any damage to or loss of such personal property arising from any act or omission of any person, or from any cause other than any damage or loss resulting directly and solely from the negligence or willful misconduct of Landlord or any of its agents, employees, contractors or invitees. Landlord shall not be liable for any personal injury, including death, to Tenant or any of its Invitees, arising from the use, occupancy or condition of the Demised Premises other than that arising directly and solely from the gross negligence or willful misconduct of Landlord or any of its agents, employees, contractors or invitees. Landlord shall indemnify and hold harmless Tenant from and against any actual actual loss, damage, liability, claim, cost or expense (including reasonable attorneys’ fees) incurred by Tenant solely to the extent caused directly by the negligence or willful misconduct of Landlord or any of its agents, employees, contractors or invitees.

B. Landlord, its employees and agents shall not be liable to Tenant, any invitee or any other person or entity for any damage (including indirect and consequential damage), injury, loss or claim (including claims for the interruption of or loss to business) based on or arising out of any cause whatsoever (except as otherwise provided in this Section 13), including without limitation the following: repair to any portion of the Demised Premises or the Building; interruption in the use of the Demised Premises or any equipment therein (except as otherwise provided in this Lease); any accident or damage resulting from any use or operation (by Landlord, Tenant or any other person or entity) of elevators or heating, cooling, electrical, sewerage, or plumbing or mechanical equipment or apparatus; termination of this Lease by reason of damage to the Demised Premises or the Building; fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or of any other person or entity; failure or inability to furnish any service specified in this Lease

(except as otherwise provided in this Lease); and leakage in any part of the Demised Premises or the Building from water, rain, ice, snow or other cause that may leak into, or flow from, any part of the Demised Premises or the Building or the Land, or from drains, pipes or plumbing fixtures in the Demised Premises or the Building or the Land.

14.	SIGNS AND FURNISHINGS

A. No sign, advertisement or notice shall be inscribed, painted, affixed or displayed by Tenant on any part of the outside or the inside of the Building except as approved in advance by Landlord in writing, and if any such sign, advertisement or notice is exhibited, without Landlord’s approval, Landlord shall have the right to remove the same and Tenant shall be liable for any and all costs and expenses incurred by Landlord by said removal. Except by United States mail, Tenant shall not distribute any advertisement or notices within the Building. Tenant shall not place a load upon any floor exceeding the floor load per square foot area which such floor was designed to carry, as set forth in the Building operational documents in Landlord’s possession. Any and all damage or injury to the Demised Premises or the Building caused by moving the property of Tenant into or out of the Demised Premises, or due to the same being on the Demised Premises, shall be repaired by and at the sole cost and expense of Tenant. Tenant agrees to remove promptly from the sidewalks adjacent to the Building any of Tenant’s furniture, machinery, equipment or other property.

B. The parties agree that the existing signs, which are located on or about the Building on July 18, 2012, comply with the terms of this Lease, and Tenant shall be permitted to retain such signs in their existing location throughout the Term. All of Tenant’s exterior Building signage shall be removed by Tenant, at Tenant’s sole cost and expense, upon expiration of the Term, and Tenant, at Tenant’s sole cost and expense, shall repair any damage caused by such removal, ordinary wear and tear excepted.

15.	SERVICES AND UTILITIES

A. Landlord shall provide the following facilities and services to Tenant without additional charge to Tenant (except as otherwise provided herein), in accordance with the standards maintained by Tenant at the Building prior to the Effective Date:

(1) Landlord will provide restroom facilities and necessary lavatory supplies, including hot and cold running water, at those points of supply provided for general use of other tenants in the Building.

(2) Landlord will provide heating, ventilation and air conditioning (HVAC) services Monday through Friday from 8:00 A.M. to 7:00 P.M., and Saturday from 9:00 A.M. to 1:00 P.M. (excepting federal holidays in which federal office buildings in Washington, D.C. are closed) on an all year round basis.

(3) Landlord will provide hot and cold running water on a full-time twenty-four hour a day basis, subject to such reasonable regulations as Landlord may impose. Landlord will maintain the building plumbing system, as well as the interior plumbing within the Demised Premises, in proper and efficient operating condition. In the event that a problem with the building plumbing system or the interior plumbing within the Demised Premises is caused by an act or omission of Tenant, Landlord will correct such problem at Tenant’s sole cost and expense.

(4) Landlord will provide electrical energy which Tenant requires in the Demised Premises for lighting purposes and for operation of electrical, machinery and other property used in connection with the Permitted Use.

(5) Landlord will provide after-hours HVAC services upon payment by Tenant of Landlord’s actual cost of providing such HVAC services for each hour (or a portion thereof) of after-hours usage (but in no event shall the hourly charge per pod exceed $50.00); provided, that Tenant shall give notice to Landlord prior to 1:00 P.M. on the day such service is required in the case of after-hours service on weekdays, prior to 2:00 P.M. on the Friday preceding the day such service is required in the case of after hours service on weekends, and prior to 1:00 P.M. on the last business day preceding the holiday on which such service is required in the case of after-hours service on a federal holiday.

(6) Landlord will provide after hours Monday through Friday (excepting federal holidays in which federal office buildings in Washington, D.C. are closed) maintenance and housekeeping services, including replacement of fluorescent bulbs, glass cleaning, dusting, sweeping, vacuuming, and removal of trash.

(7) In addition, Landlord will provide the services set forth in Exhibit B attached hereto. In the event of any inconsistency between the services to be provided by Landlord pursuant to Sections 15.A.(1)-(5) and the services to be provided pursuant to Exhibit B attached hereto, Exhibit B shall prevail.

B. Except as otherwise set forth in this Section 15.B, any failure by Landlord to furnish the foregoing services as a result of governmental restrictions, energy shortages or from any cause beyond the control of Landlord shall not render Landlord liable in any respect for damages to either person or property, or loss of Tenant’s business, nor be construed as an eviction of Tenant, nor work as an abatement of rental, nor relieve Tenant from Tenant’s obligations hereunder. If the Building equipment should cease to function properly, Landlord shall use reasonable diligence to repair the same to the extent Landlord is required to repair same pursuant to this Lease. If the services to be provided by Landlord described in this Section 15 are interrupted for a period of more than five (5) consecutive business days, and such interruption renders more than twenty percent (20%) of the rentable area of the Demised Premises untenantable and Tenant actually ceases the use of such rentable area, then Tenant shall be entitled to a pro rata abatement of the Monthly Base Rent (based on the portion of the Demised Premises rendered untenantable) for the period beginning on the sixth (6th) consecutive business day that the foregoing conditions exist and continuing until the restoration of such services to such portion of the Demised Premises. If the services to be provided by Landlord described in this Section 15 are interrupted for a period of more than thirty (30) days, and such interruption renders more than twenty percent (20%) of the rentable area of the Demised Premises untenantable and Tenant actually ceases the use of such rentable area, then Tenant shall have the right to terminate this Lease effective immediately upon written notice to Landlord, as Tenant’s sole remedy.

16.	ENTRY FOR HOUSEKEEPING, REPAIRS AND INSPECTIONS

Tenant will permit Landlord, or its representatives, to enter the Demised Premises, at all reasonable times and upon reasonable prior notice, without diminution of the rental payable by Tenant, to examine, inspect, protect and maintain the same, to make such alterations and/or repairs as in the judgment of Landlord may be deemed reasonably necessary, to perform housekeeping chores, and, during the last three hundred sixty-five (365) days of the Term, to exhibit the Demised Premises to prospective tenants, lenders and purchasers; provided however, it is understood and agreed that certain areas of the Demised Premises, as determined by Tenant in its sole and absolute discretion, may not be shown to prospective tenants, lenders and purchasers. Landlord shall use commercially reasonable efforts to exercise its rights under this Section 16 in such manner as is required to minimize the disturbance or interruption of the business of Tenant or of Tenant’s use, enjoyment and occupancy of the Demised Premises. Landlord shall coordinate any entry into the Demised Premises with a representative of Tenant designated in writing from time to time by Tenant (a “Tenant Supervisor”) by giving oral notice to such Tenant Supervisor at least twenty-four (24) hours prior to any entry into the Demised Premises by Landlord and Tenant shall be afforded the right to accompany Landlord when entering the Demised Premises; provided, however, Landlord shall not be required to coordinate entry into the Demised Premises in the following circumstances: (i) for providing regularly scheduled cleaning services in accordance with this Lease, or (ii) in the event of an emergency within the Demised Premises or casualty to the Building.

17.	TENANT’S EQUIPMENT

Tenant will not install or operate in the Demised Premises any electrically operated equipment, except for equipment customarily used in connection with the Permitted Use and other standard office equipment, and any special equipment approved in writing by Landlord, without first obtaining the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall not install any other property of any kind or nature whatsoever which may necessitate any changes, replacements or additions to, or in the use of, the water, heating, plumbing, air conditioning, or electrical systems of the Building without first obtaining the prior written consent of Landlord.

18.	INDEMNITY AND INSURANCE

A. Tenant will indemnify and hold harmless Landlord from and against any actual loss, damage, liability, claim, cost or expense (including reasonable attorneys’ fees) incurred by or claimed against Landlord occasioned by or resulting from any default of Tenant hereunder or the negligence or intentional misconduct of Tenant or any Invitee or arising from or in connection with Tenant’s use or occupancy of the Demised Premises or which relates to the business of Tenant. Tenant shall obtain and maintain in effect at all times during the Term a policy or policies of commercial general liability insurance, naming Landlord and any property management company and/or mortgagee of the Building as additional insureds, protecting Landlord, Tenant and any such mortgagee against any liability for bodily injury, death or property damage occurring upon, in or about any part of the Building, the grounds, or the Demised Premises arising from any of the items set forth in this Section 18 against which Tenant is required to indemnify Landlord, with such policy or policies to include Premises/Operations and Products and Completed Operations to the limit of not less than $2,000,000 each occurrence, $2,000,000 general aggregate, $2,000,000 products/completed operations aggregate and Comprehensive Automobile Liability Insurance with $1,000,000 each occurrence for bodily injury liability/property damage. Auto insurance shall apply to all owned, non-owned, and hired automobiles. Tenant shall obtain and maintain property insurance coverage upon all tenant improvements and personal property owned or leased by Tenant in an amount equal to full replacement cost and Business Income Insurance that will cover Tenant’s rent under this Lease for a period of six (6) months. Tenant shall also obtain and maintain in effect at all times during the Term a policy or policies for Worker’s Compensation Insurance as required under applicable law and Employer’s Liability in the amount of $1,000,000. All insurance policies shall be issued by a carrier authorized to do business in the District of Columbia and having an “A.M. Best” rating of A- VII or better. A certificate of insurance evidencing the issuance of such insurance policies shall be delivered to Landlord prior to the Lease Commencement Date. Each insurance policy required to be carried hereunder by or on behalf of Tenant shall provide (and any certificate evidencing the existence of each insurance policy shall certify) that such insurance policy shall not be canceled unless Landlord shall have received twenty (20) days’ prior written notice. Neither the issuance of any insurance policy required under this Lease, nor the minimum limits specified herein with respect to Tenant’s insurance coverage, shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this Lease.

B. Landlord shall procure and maintain in full force and effect at all times during the Term hereof the following minimum insurance coverages: (1) all risk property insurance on the Building in amounts sufficient to prevent Landlord from becoming a co-insurer within the terms of the applicable policies, and in any event in an amount equal to the full replacement cost of the Building (exclusive tenant improvements and alterations); and (2) commercial general liability insurance (with limits of not less than $2,000,000 each occurrence and $2,000,000 general aggregate), which shall be in addition to, and not in lieu of, insurance required to be maintained by Tenant.

C. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant each hereby waives any and all right to recover against the other (or against their respective officers, directors, trustees, partners, joint venturers, employees or agents) for any loss or damage to such waiving party arising from any cause covered by any insurance required to be carried by such party pursuant to this Lease. Landlord and Tenant shall secure appropriate waivers of subrogation from their respective insurance carriers; and each party will, upon request, deliver to the other a certificate evidencing such waiver of subrogation by the insurer.

19.	FIRE AND OTHER CASUALTY DAMAGE TO DEMISED PREMISES

A. If the Demised Premises shall be damaged by fire or other cause, Landlord shall as soon as reasonably practicable after such damage occurs (taking into account the time necessary to effectuate a satisfactory settlement with any insurance company, removal of debris, preparation of plans and issuance of all required governmental permits) repair the Demised Premises to substantially the condition originally furnished by Landlord on the Lease Commencement Date, at the sole cost and expense of Landlord, and the rental shall be reduced in proportion to the extent the Demised Premises are rendered untenantable until such repairs are completed. Landlord shall not be obligated to restore any alterations, additions or improvements to the Demised Premises, it being expressly agreed and understood that Tenant shall carry insurance to cover such alterations, additions and improvements and Landlord shall not be required to insure such alterations, additions and improvements under such insurance as Landlord may carry upon the Demised Premises. No compensation will be paid by Landlord by reason of inconvenience, annoyance, or injury to business arising from the necessity of repairing the Demised Premises or any portion of the Building or the grounds.

B. If the Demised Premises shall be damaged by fire or other casualty and, in the reasonable judgment of Landlord’s architect, restoration is not feasible within ninety (90) days following such casualty, Landlord and Tenant shall each have the right to terminate this Lease by delivering written notice thereof to Landlord within thirty (30) days after the date of such casualty, in which event this Lease and the tenancy hereunder shall terminate as of the date of such notice.

20.	DEFAULT OF TENANT

A. If (a) Tenant shall fail to pay any installment of Monthly Base Rent or fail to timely make any other payment required by the terms and provisions hereof and such failure to pay shall continue for more than seven (7) business days after written notice thereof to Tenant by Landlord; or (b) Tenant shall violate or fail to perform any of the other terms, conditions, provisions, covenants or agreements herein made by Tenant, and if such violation or failure shall continue for a period of thirty (30) days after written notice thereof to Tenant by Landlord, provided, however, that if the nature of such violation or failure is not reasonably capable of being cured within such thirty (30) day period, then the period in which Tenant may cure such failure shall be extended to a total of up to one hundred twenty (120) days, provided Tenant promptly commences the cure of such violation or failure within the initial thirty (30) day period and thereafter continually and diligently pursues the cure of such violation or failure; or (c) an Event of Bankruptcy (as specified in Section 20.D below) shall occur; or (d) Tenant’s dissolution or liquidation shall occur; or (e) any subletting, assignment, transfer, mortgage or other encumbrance of the Demised Premises or this Lease not permitted by Section 34, then and in any of said events (each such event, following expiration of the applicable notice and cure period is referred to as an “Event of Default”), Landlord shall have the right, at its election, then or at any time thereafter while such Event of Default shall continue, either:

(1) To give Tenant written notice of its intent to terminate this Lease on the date of such notice or on any later date specified therein, and on the date specified in such notice Tenant’s right to possession of the Demised Premises shall cease and this Lease shall thereupon be terminated; or

(2) Subject to all applicable laws, with or without terminating this Lease, to reenter and take possession of the Demised Premises, or any part thereof, and repossess the same as of Landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove the effects of both or either, by summary proceedings, or by action at law or in equity or by force (if necessary) or otherwise, without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of rental or breach of covenant.

If this Lease is terminated or Landlord recovers possession of the Premises before the expiration of the Term by reason of Event of Default by Tenant in accordance with this Section 20, Landlord shall take all reasonable steps to relet the Premises for such rent and upon such terms as are not unreasonable under the circumstances.

B. If Landlord terminates this Lease pursuant to this Section 20, Tenant shall remain liable (in addition to accrued liabilities) for (i) the rental and all other sums provided for in this Lease which would have been due and payable to Landlord had such termination not occurred, or any and all reasonable costs and expenses incurred by Landlord in reentering the Demised Premises, repossessing the same, making good any Event of Default of Tenant, reletting the same (including any and all reasonable attorney’s fees and disbursements and brokerage fees incurred in so doing), and any and all reasonable costs and expenses which Landlord may incur during the occupancy of any new tenant or subtenant; less (ii) the net proceeds of any reletting prior to the date when this Lease would have expired if it had not been terminated. Tenant agrees to pay to Landlord the difference between items (i) and (ii) to the foregoing sentence with respect to each month during the Term, at the end of such month. Any suit, action or proceeding brought by Landlord to enforce collection of such difference for any one month shall not prejudice Landlord’s right to enforce the collection of any difference for any subsequent month. Landlord shall use commercially reasonable efforts to relet the whole or any part of the Demised Premises for the whole of the unexpired Term, or longer, or from time to time for shorter periods, on commercially reasonable terms, giving such concessions of rental and making such special repairs, alterations, improvements, additions, decorations and paintings for any new tenant as Landlord, in its sole and absolute discretion, may deem advisable. If Landlord terminates this Lease pursuant to this Section 20, Landlord shall have the right, at any time, at its option, to require Tenant to pay to Landlord, on demand, as liquidated and agreed final damages in lieu of Tenant’s liability for damages hereunder, the rental and all other charges which would have been payable from the date of such demand to the date when this Lease would have expired if it had not been terminated, minus the fair rental value of the Demised Premises for the same Upon payment of such liquidated and agreed final damages, Tenant shall be released from all further liability under this Lease with respect to the period after the date of such demand. For purposes of this Section 20, the term rental shall include fixed monthly rental, additional rental and all other charges to be paid by Tenant under this Lease. All rights and remedies of Landlord under this Lease shall be cumulative and shall not be exclusive of any other rights and remedies provided to Landlord under applicable law. Landlord’s exercise of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. Landlord’s delay or failure to exercise or enforce any of Landlord’s rights or remedies or Tenant’s obligations shall not constitute a waiver of any such rights, remedies or obligations. In no event shall Tenant have any liability under this Lease for any other indirect losses or consequential damages.

C. In the event of any action or proceeding brought by either party against the other under this Lease, the prevailing party shall be entitled to recover from the other party the fees of its attorneys in such action or proceeding in such amount as the court may judge to be reasonable for such attorneys’ fees.

D. An Event of Bankruptcy is: (a) Tenant’s becoming insolvent, as that term is defined in Title 11 of the United States Code (the “Bankruptcy Code”), or under the insolvency laws of any state (the “Insolvency Laws”); (b) appointment of a receiver or custodian for any property of Tenant, or the institution of a foreclosure or attachment action upon any property of Tenant; (c) filing of a voluntary petition by Tenant under the provisions of the Bankruptcy Code or Insolvency Laws; (d) filing of an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (1) is not dismissed within ninety (90) days after filing, or (2) results in the issuance of an order for relief against the debtor; (e) Tenant’s making or consenting to an assignment for the benefit of creditors or a composition of creditors; (f) a material and adverse change in the financial condition or status of Tenant; or (g) an admission by Tenant of its inability to pay debts as they become due.

E. Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available pursuant to this Section 20; provided, however, that while a case (the “Case”) in which Tenant is the subject debtor under the Bankruptcy Code is pending, Landlord’s right to terminate this Lease shall be subject, to the extent required by the Bankruptcy Code, to any rights of Tenant or its trustee in bankruptcy (collectively, “Trustee”) to assume or assign this Lease pursuant to the Bankruptcy Code. Trustee shall not have the right to assume or assign this Lease unless Trustee promptly (a) cures all Event of Defaults under this Lease, (b) compensates Landlord for all damages incurred as a result of such Event of Defaults, (c) provides adequate assurance of future performance on the part of Tenant as debtor in possession or Tenant’s assignee, and (d) complies with all other requirements of the Bankruptcy Code. If Trustee fails to assume or assign this Lease in accordance with the requirements of the Bankruptcy Code within sixty (60) days after the initiation of the Case, then Trustee shall be deemed to have rejected this Lease. Adequate assurance of future performance shall require that, at a minimum, all of the following minimum criteria be met: (1) Tenant’s gross income (as defined by generally accepted accounting principles) during the thirty (30) days preceding the filing of the Case must be greater than ten (10) times the next installment of Monthly Base Rent; (2) Both the average and median of Tenant’s monthly gross income (as defined by generally accepted accounting principles) during the seven (7) months preceding the filing of the Case must be greater than ten (10) times the next installment of the Monthly Base Rent; (3) Trustee must pay its estimated pro rata share of the cost of all services performed or provided by Landlord (whether directly or through agents or contractors and whether or not previously included as part of the Base Rent) in advance of the performance or provision of such services; (4) Trustee must agree that Tenant’s business shall be conducted in a first-class manner, and that no liquidating sale, auction or other non-first-class business operation shall be conducted in the Demised Premises; (5) Trustee must agree that the use of the Demised Premises as stated in this Lease shall remain unchanged and that no prohibited use shall be permitted; (6) Trustee must agree that the assumption or assignment of this Lease shall not violate or affect the rights of other tenants in the Building and the International Center; (7) Trustee must pay at the time the next monthly installment of the Base Rent is due, in addition to such installment, an amount equal to the installments of Monthly Base Rent due for the next six (6) months thereafter, such amount to be held as a security deposit; (8) Trustee must agree to pay, at any time Landlord draws on such security deposit, the amount necessary to restore such security deposit to its original amount; and (9) All assurances of future performance specified in the Bankruptcy Code must be provided.

21.	WAIVER

If under the provisions hereof Landlord shall institute proceedings and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of any covenant herein contained nor of any Landlord’s rights hereunder. Landlord shall not be deemed to have waived any Event of Default unless such waiver expressly is set forth in an instrument signed by Landlord. No waiver by Landlord of any breach of any term, covenant, provision, condition or agreement herein contained shall operate as a waiver of such term, covenant, provision, condition, or agreement itself, or of any subsequent breach thereof. No payment by Tenant or receipt by Landlord of a lesser amount than the stipulated installments of Base Rent or Additional Rent shall be deemed to be other than on account of the earliest stipulated Base Rent or Additional Rent, respectively, nor shall any endorsement or statement on any check or letter accompanying a check for payment of rental or any other amounts owed to Landlord be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rental or other amount owed or to pursue any other remedy provided in this Lease. No reentry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.

22.	ATTORNMENT

A. This Lease is subject and subordinate to the lien, provisions, operation and effect of the ground lease, the first mortgage, deed of trust, or other security instrument which may now or hereafter encumber the Building or the Land, to all funds and indebtedness intended to be secured thereby, and to all renewals, extensions, modifications, recastings or refinancings thereof. The ground lessor and the holder of any deed of trust to which this Lease is subordinate shall have the right at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such ground lease or deed of trust and Tenant shall execute, acknowledge and deliver all confirming documents required by such holder. In the event of (a) a transfer of Landlord’s interest in the land or Building, (b) the termination of any ground or underlying lease of the land or Building, or (c) the purchase of the Building or Landlord’s interest therein at a foreclosure sale or by deed in lieu of foreclosure under any first mortgage or pursuant to a power of sale contained in any first mortgage, then in any of such events Tenant, at the request of the Transferee, shall attorn to and recognize the transferee or purchaser of Landlord’s interest or the lessor under the terminated ground or underlying lease, as the case may be, as Landlord under this Lease for the balance of the then remainder of the term, and thereafter this Lease shall continue as a direct lease between such person, as Landlord, and Tenant, and such lessor, transferee or purchaser shall not be liable for any act or omission of Landlord prior to such person’s succession to title, nor be subject to any offset, defense or counterclaim, accruing prior to such lease termination or prior to such person’s succession to title, nor be bound by any amendment of this Lease made without the consent of the ground lessor or the holder of any deed of trust existing as of the date of such amendment, nor be bound by any payment of fixed monthly rental or additional rental prior to such lease termination or prior to such person’s succession to title for more than one (1) month in advance. Tenant agrees that, within five (5) days after written request therefor, it will, from time to time, execute and deliver any instrument or other document required by any mortgagee, transferee, purchaser or other interested person to confirm such attornment and/or such obligation to attorn. If Tenant fails to execute same within ten (10) days after request therefor, and such failure continues for a period of five (5) days following a second notice thereof from Landlord, Tenant appoints Landlord as Tenant’s attorney-in-fact to execute any such document for Tenant if Tenant fails to execute same within ten (10) days after request therefor. Tenant waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease or Tenant’s obligations in the event any such foreclosure proceeding is prosecuted or completed or in the event the Land, the Building or Landlord’s interest therein is sold at a foreclosure sale or by deed in lieu of foreclosure.

B. Notwithstanding the provisions of Section 22.A above, it shall be a condition to the subordination of this Lease to any deed of trust that encumbers the Demised Premises that Landlord shall have delivered to Tenant a subordination, non-disturbance and attornment agreement, executed and acknowledged by the holder of such deed of trust, as lender, in favor of Tenant, in a commercially reasonable form approved by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed.

23.	CONDEMNATION

If the whole or a substantial part of the Demised Premises shall be taken or condemned by any governmental authority for any public or quasi-public use or purpose, then the Term shall cease and terminate as of the date when title vests in such governmental authority, and the rental shall be abated on such date. If less than a substantial part of the Demised Premises is taken or condemned by any governmental authority for any public or quasi-public use or purpose, the rental shall be equitably adjusted on the date when title vests in such governmental authority and this Lease shall otherwise continue in full force and effect. For purposes hereof, a substantial part of the Demised Premises shall be considered to have been taken if fifteen percent (15%) or more of the Demised Premises are unusable by Tenant. In the case of any such taking or condemnation, whether or not involving the whole or a substantial part of the Demised Premises, Tenant shall have no claim against Landlord or the condemning authority for any portion of the amount that may be awarded as damages as a result of such taking or condemnation or for the value of any unexpired Term, and Tenant hereby assigns to Landlord all its right, title and interest in and to any such award; provided, however, that Tenant may assert any claim that it may have against the condemning authority for compensation for any trade fixtures, equipment and machinery owned by Tenant and for any relocation expenses compensable by statute, and receive such award therefor as may be allowed in the condemnation proceeding if such award shall be made in addition to and stated separately from the award made for the land and the Building or the part thereof so taken, and will in no way reduce the potential award to Landlord. Notwithstanding anything herein to the contrary, if any portion of the Land or the Building is condemned, and the nature, location or extent of such condemnation is such that Landlord elects, in its sole and absolute discretion, to demolish the Building, then, so long as Landlord terminates all other leases in the Building for tenants similarly situated to Tenant, Landlord may terminate this Lease by giving sixty (60) days prior written notice of such termination to Tenant so long as Landlord delivers such notice within sixty (60) days after such condemnation in which event this Lease shall terminate on the date specified in such notice and rent shall be adjusted to such date.

24.	RIGHT OF LANDLORD TO CURE TENANT’S DEFAULT; LATE PAYMENTS

If Tenant defaults in the making of any payment or in the doing of any act herein required to be made or done by Tenant, then after ten (10) business days’ notice from Landlord, Landlord may, but shall not be required to, make such payment or do such act, and the actual amount of the cost and expense thereof, if made or done by Landlord, with interest thereon at the Default Interest Rate (hereafter defined) from the date paid by Landlord, shall be paid by Tenant to Landlord and shall constitute Additional Rent hereunder due and payable with the next installment of Monthly Base Rent; but the making of such payment or the doing of such act by Landlord shall not operate to cure such default or to stop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled. If Tenant fails to pay any installment of rental on or within five (5) business days after the day when such installment is due and payable, such unpaid installment shall bear interest at the rate of the Default Interest Rate from the date which is five (5) days after the date when such installment became due and payable to the date of payment thereof by Tenant. In addition, Tenant shall pay to Landlord, as a “late charge,” four percent (4%) of any payment herein required to be made by Tenant which is more than ten (10) days late to cover the costs of collecting amounts past due. Such interest and late charge shall constitute Additional Rent hereunder due and payable with the next installment of Monthly Base Rent. Notwithstanding the foregoing, Landlord agrees to waive such late charge and interest on one (1) occasion in any calendar year so long as Tenant remits payment of such past due Rent in full to Landlord within five (5) business days after written notice from Landlord that such Rent is past due. For purposes hereof, the Default Interest Rate shall refer to the prime rate on corporate loans quoted in the Wall Street Journal (the “Prime Rate”) plus two percent (2%).

25.	NO PARTNERSHIP

Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant or to create any other relationship between the parties hereto other than that of Landlord and Tenant and in no event shall Tenant be deemed to be an agent of Landlord in connection with this Lease.

26.	NO REPRESENTATIONS BY LANDLORD

Neither Landlord nor any agent, employee or representative of Landlord has made any representations or promises with respect to the Demised Premises or the Building except as herein expressly set forth, and no rights, privileges, easements or licenses are granted to Tenant except as herein set forth.

27.	BROKERS

Landlord and Tenant each represent and warrant to the other that no broker or agent has been employed or engaged by either Landlord or Tenant in carrying on any negotiations relating to this Lease, other than CBRE, Inc., on behalf of Tenant (“Tenant’s Broker”). Landlord shall have no liability for the payment of any commission to Tenant’s Broker.

28.	NOTICES

All notices or other communications hereunder shall be in writing and shall be deemed duly given if delivered in person or sent by recognized overnight mail, certified or registered mail, return receipt requested, first class, postage prepaid,

(i)	if to Landlord, at:

c/o Berkley Properties

55 Old Nyack Turnpike, Suite 210

Nanuet, NY 10954

Attention: Michael Silberberg

with a copy to:

Gerstein Strauss & Rinaldi LLP

57 West 38th Street, Ninth Floor

New York, NY 10018

Attention: Victor Gerstein

and to:

Levy Holm Pellegrino & Drath LLP

950 Third Avenue, Suite 3101

New York, NY 10022

Attention: Steven I. Holm

(ii)	if to Tenant, at:

Intelsat Global Service LLC

3400 International Drive, NW

Washington, DC 20008

Attn: Director Corporate Services

with a copy to:

Intelsat Global Service LLC

3400 International Drive, NW

Washington, DC 20008

Attn: General Counsel

and to:

DLA Piper LLP (US)

500 Eighth Street, NW

Washington, DC 20004

Attn: Frederick L. Klein

Either party may change its address for the giving of notices by notice given in accordance with this Section 28.

29.	ESTOPPEL CERTIFICATES

A. Tenant agrees, at any time and from time to time, upon not less than ten (10) business days prior written notice by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing (i) certifying that this Lease has been unmodified since its execution and is in full force and effect (or if there have been modifications, that this Lease is in full force and effect, as modified, and stating the modifications), (ii) stating the dates, if any, to which the Base Rent and Additional Rent hereunder have been paid by Tenant, (iii) stating whether or not to the knowledge of Tenant, there are then existing any Events of Default under this Lease (and, if so, specifying the same), (iv) stating the address to which notices to Tenant should be sent, (v) that Tenant has accepted the Demised Premises and all work, if any, has been completed (or specifying the incomplete work), and (vi) such other matters as Landlord may reasonably request. Any such statement delivered pursuant hereto may be relied upon by Landlord or any prospective purchaser, mortgagee of the land and/or Building or any part thereof or estate therein, or any mezzanine lender.

B. Landlord agrees, at any time and from time to time, upon not less than ten (10) business days prior written notice by Landlord, to execute, acknowledge and deliver to Tenant a statement in writing (i) certifying that this Lease has been unmodified since its execution and is in full force and effect (or if there have been modifications, that this Lease is in full force and effect, as modified, and stating the modifications), (ii) stating the dates, if any, to which the Base Rent and Additional Rent hereunder have been paid by Tenant, (iii) stating whether or not to the knowledge of Landlord, there are then existing any Events of Default under this Lease (and, if so, specifying the same), (iv) stating the address to which notices to Landlord should be sent, and (v) such other matters as Tenant may reasonably request. Any such statement delivered pursuant hereto may be relied upon by Tenant or any prospective purchaser or lender of Tenant.

30.	COVENANTS OF LANDLORD

A. Landlord covenants that it has the right to make this Lease, and that so long as no Event of Default by Tenant exists beyond any applicable notice and cure period, Tenant shall, during the Term, freely, peaceably and quietly occupy and enjoy possession of the Demised Premises without molestation or hindrance by Landlord or any party claiming through or under Landlord. In the event of any sale or transfer of Landlord’s interest in the Demised Premises, Landlord shall be freed and relieved of all covenants and obligations of Landlord hereunder accruing after the date of such sale or transfer.

B. Landlord reserves the right to: (a) grant to anyone the exclusive right to conduct any particular business in the Building or the International Center not inconsistent with the Permitted Use; (b) install and display signs, advertisements and notices on any part of the exterior or interior of the Building, provided, however, that Landlord may not install signage on the exterior of the Building identifying any other tenant prior to the expiration or earlier termination of the Lease, except that Landlord shall be permitted to provide one tenant of the Building signage at the Tilden Street entrance to the Building; (c) install such access control systems and devices as Landlord deems appropriate so long as the Demised Premises remain accessible; (d) create easements over the Land and in the entrances, aisles and stairways of any parking areas for utilities, telephone lines, sanitary sewer, storm sewer, water lines, pipes, conduits, drainage ditches, sidewalks, pathways, emergency vehicles, and ingress and egress for the use and benefit of others, without Tenant joining in the execution thereof and the Lease shall automatically be subject and subordinate thereto so long as Tenant’s use and occupancy of the Demised Premises is not adversely affected and so long as the Demised Premises remains accessible; and (e) alter the site plan, landscaping, walkways and common areas outside the Building within the context of general site improvements, repairs and maintenance. In exercising any rights pursuant to this Section 30, (1) Landlord shall use commercially reasonable efforts to minimize disruption to Tenant’s business operations, (2) Tenant shall have access to the Demised Premises and the parking areas, without material diminution of Tenant’s parking allocation, (3) the common areas shall remain in keeping with the Building’s current standards, and (4) any installations within the Demised Premises shall be above ceilings or behind walls, and upon completion Landlord shall repair any damage to the Demised Premises with the same finishes.

31.	SURRENDER OF DEMISED PREMISES

Upon the expiration or termination of the Term, including pursuant to Section 5 and 11 of this Lease, Tenant shall quit and surrender to Landlord the Demised Premises (or applicable portion thereof), in the condition existing as of the Lease Commencement Date, ordinary wear and tear and acts of God excepted, and Landlord shall have the right to reenter and resume possession of the Demised Premises (or applicable portion thereof); provided, however, nothing in this Section 31 shall be construed to impair Tenant’s rights in its personal property, and its trade fixtures, machinery and equipment. Tenant shall have the right, but not the obligation, to remove any and of its personal property, trade fixtures, machinery and equipment at any time during, or upon the expiration of, the Term. Landlord hereby waives any statutory or other lien rights Landlord may have with respect to Tenant’s personal property. The Demised Premises shall be returned in broom clean condition with all Alterations undertaken after the Lease Commencement Date removed; provided, however, upon Tenant’s written request made at the time Tenant requests Landlord’s approval of any Alterations, Landlord agrees to notify Tenant in writing which Alterations, if any, Tenant shall not be required to remove at the end of the Term and Tenant shall not be required to remove those Alterations which Landlord has so stated will not need to be removed at the end of the Term.

32.	HOLDING OVER

If Tenant (or anyone claiming through Tenant) does not immediately surrender the Demised Premises or any portion thereof upon the expiration or earlier termination of the Term in the condition required by Section 31 of this Lease, then the rent shall be increased to one hundred fifty percent (150%) of the Monthly Base Rent payable during the last month of the Term for the first ninety (90) days of such holdover, and thereafter two hundred percent (200%) of the Monthly Base Rent payable during the last month of the Term. Such rent shall be computed by Landlord on a per diem basis. Notwithstanding any other provision of this Lease, Landlord’s acceptance of such rent shall not in any manner adversely affect Landlord’s other rights and remedies, including Landlord’s right to evict Tenant and to recover all damages; provided, however, that Tenant shall not be liable for consequential damages. Any holdover shall be deemed to be a tenancy-at-sufferance and not a tenancy-at-will or tenancy from month-to-month. In no event shall any holdover be deemed a permitted extension or renewal of the Term, and nothing contained herein shall be construed to constitute Landlord’s consent to any holdover or to give Tenant any right with respect thereto.

33.	UNDERLYING LEASE

Tenant acknowledges that it has been advised of that certain Amended and Restated Lease Agreement between the Government of the United States, as Lessor and Landlord, as Lessee, dated June 18, 2010, as the same may be further amended, modified or supplemented from time to time, the “Underlying Lease.” Notwithstanding anything to the contrary set forth in this Lease, Tenant agrees that it will not intentionally do or cause to be done anything which would constitute a breach of obligations of Landlord as Lessee under said Underlying Lease. Landlord shall notify Tenant in writing of any future amendments thereto, which would reasonably be considered to affect Tenant’s obligations under this Section 33.

34.	ASSIGNMENT AND SUBLETTING

A. Tenant may not assign, transfer, mortgage or encumber this Lease, nor sublet the Demised Premises, or any part thereof, nor shall any assignment or transfer of this Lease be effectuated by operation of law or otherwise, without first obtaining any required jurisdictional approvals (including, but not limited to, the U.S. Department of State) and the prior written consent of Landlord (whose consent shall not be unreasonably withheld, conditioned or delayed). Any attempted assignment, transfer, mortgage, encumbrance or subletting without such consent shall be wholly void and shall confer no rights upon any third parties. The consent of Landlord to any assignment, transfer, or subletting to any third party shall not be construed as a waiver or release of Tenant from the terms of any covenant or obligation under this Lease, nor shall the collection or acceptance of rental from any such assignee, transferee, subtenant or occupant constitute a waiver or release of Tenant of any covenant or obligation contained in this Lease, nor shall any assignment, transfer or subletting be construed to relieve Tenant from obtaining the consent in writing of Landlord to any further assignment or subletting. During the pendency of an existing, outstanding Event of Default hereunder, Tenant hereby assigns to Landlord the rental due from any subtenant of Tenant and hereby authorizes each such subtenant to pay said rental directly to Landlord. Except with respect to a subletting or assignment permitted pursuant to Section 34.B below, Tenant shall reimburse Landlord for its reasonable attorneys’ fees and expenses incurred in reviewing any requested consent whether or not such consent is granted.

B. Notwithstanding the above restrictions on subletting and assignments, Landlord’s prior consent shall not be required for any assignment or subletting to an Affiliate of Tenant (as defined below), a Parent of Tenant (as defined below) or the International Telecommunications Satellite Organization, provided (1) that such assignee or subtenant agrees in writing to be bound by the terms and conditions of this Lease and to assume all of the obligations and liabilities of Tenant under this Lease, (2) that such assignee or subtenant shall use the Demised Premises for the Permitted Use, and (3) that Tenant provides Landlord with written notice of such assignment or sublease no later ten (10) days prior to the effective date of such assignment or sublease. For purposes of this Section 34.B, an “Affiliate of Tenant” shall mean any corporation, professional corporation, limited liability company, limited liability partnership, association, trust or partnership (1) that Controls (as herein defined) Tenant, (2) that is under the Control of Tenant, through stock ownership or otherwise, (3) that is under common Control with Tenant, or (4) which results from the merger or consolidation with Tenant, or acquires all or substantially all of the assets of and interest in Tenant. For the purposes hereof, a “Parent of Tenant” shall mean any corporation, limited liability company, association, trust, or partnership (A) that Controls Tenant, or (B) that owns more than fifty percent (50%) of the issued and outstanding voting securities of Tenant. The terms “Control” or “Controls” as used in this Section 34.B shall mean the power to directly or indirectly influence the direction, management, or policies of Tenant or such other entity.

C. Any permitted sublease, assignment or other transfer of occupancy of all or any part of the Demised Premises must contain a waiver of claims against Landlord by the subtenant, assignee or other transferee identical to the waivers given by Tenant hereunder, and, further, must require the subtenant, assignee or transferee’s insurer to issue waiver of subrogation rights endorsements to all policies of insurance carried in connection with the Demised Premises or the contents thereof. All waivers shall be in form and substance reasonably acceptable to Landlord.

D. If it is established by a court or body having final jurisdiction that Landlord has been unreasonable in withholding its consent to any subletting of the Demised Premises or assignment or other transfer of this Lease, the sole effect of such finding shall be that Landlord shall be deemed to have given its consent or approval, but Landlord shall not be liable to Tenant in any respect for money damages or expenses incurred by Tenant by reason of Landlord having withheld its consent.

35.	CONSENTS, COMPLIANCE WITH EXECUTIVE ORDER, ETC.

Tenant represents and warrants that prior to executing this Lease it has obtained all necessary consents and approvals that Tenant is required to obtain in connection with signing this Lease. Landlord represents and warrants that prior to executing this Lease it has obtained all necessary consents and approvals that Landlord is required to obtain in connection with signing this Lease. Landlord and Tenant each hereby represents and warrants to the other its compliance with all applicable laws, including, without limitation, the anti-money laundering laws, USA Patriot Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including, without limitation, Executive Order 13224 (“Executive Order”). Landlord and Tenant each further represent and warrant (i) that it is not, and it is not owned or controlled directly or indirectly by any person or entity, on the SDN List published by the United States Treasury Department’s Office of Foreign Assets Control and (ii) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. Person is prohibited from transacting business. As of the date hereof, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

36.	GENDER/HEADINGS

Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular, in any place or places herein in which the context may require such substitution. Headings are used for convenience and shall not be considered when construing this Lease.

37.	BENEFIT AND BURDEN

The provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and each of their permitted successors and assigns. Landlord may freely and fully assign its interest or delegate its obligations hereunder.

38.	GOVERNING LAW

It is the intention of the parties hereto that this Lease (and the terms, conditions, provisions and covenants hereof) shall be construed and enforced in accordance with the laws of the District of Columbia. Landlord and Tenant each hereby waives any objection to the venue of any action filed by either party in any court situated in the District of Columbia and each party further waives any right, claim or power, under the doctrine of forum non conveniens or otherwise, to transfer any such action filed by any party to any other court.

39.	WAIVER OF TRIAL BY JURY

Each party hereby waives all right to trial by jury in any claim, action, proceeding or counterclaim by either party against the other on any matters arising out of or in any way connected with this Lease, the relationship of the parties, Tenant’s use or occupancy of the Demised Premises and/or any claim of injury or damage.

40.	CERTIFICATION OF THE PARTIES

The parties affixing their signature hereafter do certify that all conditions necessary to the valid execution and delivery of this Lease on their part have been complied with and that all things necessary to constitute this Lease as a valid, binding and legal agreement on the terms and conditions and for the purposes set forth herein have been done and performed, and that the execution and delivery of this Lease on their part have been authorized in accordance with their respective laws.

41.	ASSIGNMENT

Should Landlord sell, transfer or assign this Lease (other than a conditional assignment as security for a loan), then Landlord, as transferor, shall be relieved of any and all obligations on the part of Landlord accruing under this Lease from and after the date of such transfer and Landlord’s successor in interest shall be deemed to have assumed such obligations from and after such date. Written notice of any such transfer shall be given to Tenant.

42.	ENTIRE AGREEMENT

This Lease, including all exhibits, schedules and addenda attached hereto, constitutes the entire agreement of the parties hereto, and supersedes all prior representations, inducements, or agreements, oral or otherwise, between the parties with respect to the subject matter hereof. No addition to, deletion of or deviation from the provisions of this Lease shall be binding unless in writing and duly signed by the party against whom the same is sought to be enforced.

43.	FORCE MAJEURE

If either party is in any way delayed or prevented from performing any obligation hereunder (other than as set forth below) due to fire, act of God, act of terror or terrorism, governmental act or failure to act, labor dispute, inability to procure materials or any cause beyond such party’s reasonable control (whether similar or dissimilar to the foregoing events) (each, a “Force Majeure”), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for the time necessary to compensate for the period of such delay or prevention, provided that nothing in this Section 43 shall affect (i) the time frames for Tenant’s monetary obligations under this Lease, or (ii) Tenant’s obligation to comply with the cure periods set forth in Section 20 hereof.

44.	PROHIBITION AGAINST RECORDING

Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

45.	EXCULPATION

No direct or indirect partner, member or shareholder of Landlord or Tenant (or any officer, director, agent, member, manager, personal representative, trustee or employee of any such direct or indirect partner, member or shareholder) shall be personally liable for the performance of the obligations of, or in respect of any claims against, Landlord or Tenant arising under this Lease. No personal judgment shall be sought or obtained against any of the foregoing in connection with this Lease.

46.	CONFERENCE CENTER

In the event that any other tenant of the Building has rights to the conference center located in the Demised Premises pursuant to such tenant’s lease as of the Effective Date, Tenant agrees to provide such tenant access to such conference center, as required under such tenant’s lease, in order to permit Landlord to honor its obligations under such lease (subject to the terms of Exhibit B attached hereto); provided, however, Tenant shall not be liable to Landlord for any damage, injury, loss or claim based on or arising out of any other tenant’s use of the conference center, and, to the extent such tenant is liable to Landlord for such damage, injury or loss pursuant to such tenant’s lease, Landlord shall indemnify and hold harmless Tenant from and against any loss, damage, liability, claim, cost or expense (including reasonable attorneys’ fees) incurred by or claimed against Tenant based on or arising out of any other tenant’s use of the conference center.

47.	SECURITY DEPOSIT

A. Upon the Lease Commencement Date, Tenant shall deliver to Landlord a security deposit in the amount of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) (the “Security Deposit”) to be held by Landlord during the Term as collateral security (and not prepaid rent), for the payment of Annual Base Rent and Additional Rent and for the faithful performance by Tenant of all other covenants, conditions and agreements of this Lease. Landlord shall not be obligated to hold the Security Deposit in a separate account. Landlord shall not be required to pay any interest on the Security Deposit. If an Event of Default occurs hereunder, then Landlord, at its option, may apply all or part of the Security Deposit to compensate Landlord for the payment of Annual Base Rent or Additional Rent, or any loss or damage sustained by Landlord as a result of an Event of Default to the extent permitted by this Lease. Tenant shall restore the Security Deposit to the original sum deposited immediately upon Landlord’s demand, subject to Section 47.C. below. Landlord shall return the Security Deposit to Tenant (except to the extent of any portion of the Security Deposit which has been applied by Landlord and not restored by Tenant) within thirty (30) days after the expiration or earlier termination of this Lease.

B. The Security Deposit shall be in the form of an evergreen, irrevocable letter of credit in the amount of the Security Deposit (the “Letter of Credit”) issued by Bank of America Merrill Lynch (the “Initial Bank”). Tenant shall from time to time have the right to replace such Letter of Credit with a new Letter of Credit issued by a Replacement Bank (hereinafter defined) in the same amount and upon the same terms. As used herein, the term “Replacement Bank” shall mean any of the following: (i) JPMorgan Chase & Co., (ii) Citigroup, Inc, (iii) Wells Fargo & Company, and (iv) any other bank reasonably acceptable to Landlord that has a Standard & Poor’s commercial paper rating of at least A-1. As used herein, the term “Bank” shall mean the current issuer of the Letter of Credit. The form of Letter of Credit shall be substantially similar to the form attached hereto as Exhibit F or on such other form customarily used by the Bank so long as such form is materially consistent with the form attached hereto as Exhibit F. If an Event of Default occurs, the Letter of Credit (and any replacement thereof) may be drawn upon by Landlord under the terms and conditions provided in this Section 47.

C. Provided no Event of Default shall have occurred and remain uncured, on the first anniversary of the Lease Commencement Date, the Security Deposit shall be reduced by Seven Hundred Fifty Thousand Dollars ($750,000.00). Provided no Event of Default shall have occurred and remain uncured, Landlord shall instruct the Bank that the Letter of Credit may be reduced by $750,000.00. In no event shall the Letter of Credit be reduced to less than $1,500,000.00.

48.	BAS CONTRACTS

Subject to the terms and conditions provided in this Section 48, Tenant shall use good faith business efforts to complete the building automation system upgrade project (the “BAS Project”), pursuant to the contracts described on Exhibit G attached hereto (the “BAS Contracts”). Landlord shall cooperate with Tenant’s efforts to complete the BAS Project, including providing Tenant and the vendors under the BAS Contracts access to any portion of the Building necessary to complete the BAS Project. Tenant shall be permitted, without Landlord’s consent, to enter into an air balance contract in order to complete the BAS Project, so long as the guaranteed maximum price under such contract does not exceed $7,050.00. All costs incurred in connection with the BAS Project shall be the sole responsibility of Tenant; provided, however, Tenant shall not be required to expend more than Three Hundred Six Thousand Nine Hundred Five and 00/100 Dollars ($306,905.00) to complete the BAS Project. Landlord acknowledges that Tenant has not made and will not make any representations or warranties, either express or implied, with respect to the BAS Project, including, without limitation any representations or warranties with respect to the quality of the BAS Project. Tenant shall have no responsibility to undertake any other work with respect to the building automation system other than the BAS Project described in the BAS Contracts described on Exhibit G attached hereto.

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IN WITNESS WHEREOF, on the day and year first hereinabove written, the undersigned have executed this Lease Agreement.

LANDLORD:

SL 4000 CONNECTICUT LLC, a Delaware limited liability company

By:	/s/ Michael Silberberg
Name:	Michael Silberberg
Title:	President

TENANT:

INTELSAT GLOBAL SERVICE LLC, a Delaware limited liability company

By:	/s/ Michelle V. Bryan
Name:	Michelle V. Bryan
Title:	SVP – HR & Corporate Services

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